Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
May 10, 2012 at 1:05 p.m. PT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom First Quarter 2012 Earnings In Line with Company Expectations;

Affirms Full-Year EPS Guidance

SEATTLE, Wash. (May 10, 2012) – Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $149 million, or $0.70 per diluted share, for the first quarter ended April 28, 2012. This represented an increase of 2.9 percent compared with net earnings of $145 million, or $0.65 per diluted share, for the same quarter last year.

First quarter same-store sales increased 8.5 percent compared with the same period in fiscal 2011. Net sales in the first quarter were $2.53 billion, an increase of 13.7 percent compared with net sales of $2.23 billion during the same period in fiscal 2011.

The Company affirms its outlook on full year earnings per share. Additional guidance on several key line items, including anticipated directional trends in the three remaining quarters, is provided below.

FIRST QUARTER SUMMARY

Nordstrom’s first quarter performance was consistent with the Company’s expectations, reflecting continued strength in same-store sales across multiple channels combined with planned significant investments in the business to improve the customer shopping experience and to enhance its platform for sustainable, profitable growth.

•

Nordstrom net sales, which include results from the full-line and Direct businesses, increased $191 million, or 10.8 percent, compared with the same period in fiscal 2011. Same-store sales increased 9.3 percent. Top-performing merchandise categories included Handbags, Women’s Shoes and Men’s Shoes.

•

Full-line same-store sales increased 5.6 percent compared with the same period in fiscal 2011. The South and Midwest regions were the top-performing geographic areas relative to the first quarter of 2011.

•

The Direct channel continued to show strong sales growth with an increase of 44.2 percent, significantly outpacing the overall Company performance and reflective of the Company’s multiple initiatives under way in e-commerce.

•	Nordstrom Rack net sales increased $91 million, or 19.6 percent, compared with the same period in fiscal 2011, with same-store sales up 6.8 percent.

•

Gross profit, as a percentage of net sales, decreased 31 basis points compared with last year’s first quarter. The decline was mostly attributable to enhancements made to the Fashion Rewards program and a reduction in shipping revenue as a result of launching free shipping and free returns for online purchases in the third quarter of 2011.

•

Retail selling, general and administrative expenses increased $110 million, or 18.0 percent, compared with last year’s first quarter. The increase was primarily due to various initiatives to improve the customer experience across all channels and specifically to grow our e-commerce business. The increase also reflected higher volume from existing and new stores.

•

In the Credit segment, customer payment rates continued to improve, resulting in favorable trends in delinquency and write-off rates. Annualized net write-offs were 4.7 percent of average credit card receivables during the quarter, down from 7.0 percent in the first quarter of 2011. Delinquencies as a percentage of credit card receivables at the end of the first quarter were 2.3 percent, down from 3.3 percent at the end of the first quarter of 2011. As a result of these improvements and our expectations for the credit portfolio performance, the reserve for bad debt was reduced by $10 million.

•

Earnings before interest and taxes increased $8 million to $280 million from $272 million in last year’s first quarter due to increased sales, partially offset by costs related to our initiatives to drive continued growth in e-commerce.

•

Return on invested capital (ROIC) for the 12 months ended April 28, 2012, was 13.1 percent, compared with 13.6 percent achieved in the prior 12-month period. The decline was largely a function of higher average cash balances relative to the prior period. The Company anticipates that ROIC for fiscal 2012 will exceed ROIC for fiscal 2011. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE

Nordstrom opened the following stores in the first quarter of 2012:

Location	Store Name	Square Footage (000’s)	Timing

Nordstrom Full-line Stores
Salt Lake City, Utah	City Creek Center	133	March 22

Nordstrom Rack
Orange, California	Outlets at Orange	35	March 1
Seattle, Washington[1]	Westlake Center	41	March 15
Boise, Idaho	Boise Towne Plaza	37	April 12
Alpharetta, Georgia	North Point MarketCenter	35	April 19
Farmington, Connecticut	West Farm Shopping Center	36	April 26

1Nordstrom relocated its Downtown Seattle Nordstrom Rack store to the nearby Westlake Center.

FISCAL YEAR 2012 OUTLOOK

Nordstrom affirms its earnings per share outlook for fiscal year 2012. In addition, the Company is providing its view of directional quarterly trends of several key line items:

•

The Company affirms its fiscal 2012 expectations for same-store sales to increase 4 to 6 percent. Due to Nordstrom’s Anniversary event starting one week later in July, an additional week of the event shifts into August, which is in our fiscal third quarter. As a result, the Company expects a low-single-digit increase in same-store sales in the second quarter and a high-single-digit increase in same-store sales in the third quarter.

•

The Company affirms its expectations for gross profit, as a percentage of net sales, to decrease 5 to 35 basis points for the fiscal year. In the second quarter, gross profit, as a percentage of net sales, is expected to decrease between 70 and 90 basis points compared with last year, and in the second half of the fiscal year, to range between a decrease of 10 basis points to an increase of 10 basis points compared with last year.

•

The Company expects retail selling, general and administrative expenses to increase $275 million to $340 million for the fiscal year. This is an increase of $10 million from initial fiscal 2012 guidance and reflects additional e-commerce initiatives under way. Largely as a result of the timing of our investments in e-commerce, second quarter retail selling, general and administrative expenses, as a percentage of net sales, are expected to increase between 80 and 100 basis points compared with last year, and in the second half of the fiscal year, to decrease between 70 and 90 basis points compared with last year.

•

Credit selling, general and administrative expenses in fiscal 2012 are expected to be within a range of flat to an increase of $10 million. This is a decrease of $10 million from initial fiscal 2012 guidance and is attributable to the reduction in the reserve for bad debt that occurred in the first quarter of 2012.

The Company’s expectations for fiscal 2012 are as follows:

Same-store sales	4 to 6 percent increase
Credit card revenues	$0 to $10 million increase
Gross profit (%)	5 to 35 basis point decrease
Retail selling, general and administrative expenses ($)	$275 to $340 million increase
Credit selling, general and administrative expenses ($)	$0 to $10 million increase
Interest expense, net	$25 to $30 million increase
Effective tax rate	39.0 percent
Earnings per diluted share	$3.30 to $3.45
Diluted shares outstanding	212.6 million

CONFERENCE CALL INFORMATION

The Company’s senior management will host a conference call to discuss first quarter 2012 results at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast will be available in the webcasts section for one year. Interested parties may also dial 415-228-4850 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-0788 (passcode: 6673) until the close of business on May 17, 2012.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 231 stores in 31 states, including 117 full-line stores, 110 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending February 2, 2013 and its second quarter and second half, anticipated annual same-store sales rate, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, including our ability to realize the anticipated benefits from such acquisitions, and the timely completion of construction associated with newly planned stores, relocations and remodels, which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; successful execution of our multi-channel strategy; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; the impact of any systems failures, cybersecurity and/or security breaches, including any security breaches that result in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; our compliance with employment laws and regulations and other laws and regulations applicable to us; availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; our ability to maintain our relationships with vendors; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; weather conditions, natural disasters, health hazards or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; disruptions in our supply chain; the geographic locations of our stores; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the Company, if any, or any share issuances by the Company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2012, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share data)

	Quarter Ended
	4/28/12	4/30/11
Net sales	$2,535	$2,229
Credit card revenues	94	94

Total revenues	2,629	2,323
Cost of sales and related buying and occupancy costs	(1,584)	(1,385)
Selling, general and administrative expenses:
Retail	(721)	(611)
Credit	(44)	(55)

Earnings before interest and income taxes	280	272
Interest expense, net	(40)	(31)

Earnings before income taxes	240	241
Income tax expense	(91)	(96)

Net earnings	$149	$145

Earnings per share:
Basic	$0.72	$0.66
Diluted	$0.70	$0.65

Weighted average shares outstanding:
Basic	207.3	219.0
Diluted	211.4	223.3

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	4/28/12	1/28/12	4/30/11
Assets
Current assets:
Cash and cash equivalents	$1,647	$1,877	$1,433
Accounts receivable, net	2,008	2,033	1,969
Merchandise inventories	1,372	1,148	1,149
Current deferred tax assets, net	215	220	222
Prepaid expenses and other	79	282	80

Total current assets	5,321	5,560	4,853

Land, buildings and equipment (net of accumulated depreciation of $3,865, $3,791 and $3,600)	2,472	2,469	2,361
Goodwill	175	175	200
Other assets	290	287	333

Total assets	$8,258	$8,491	$7,747

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,176	$917	$1,035
Accrued salaries, wages and related benefits	232	388	232
Other current liabilities	793	764	715
Current portion of long-term debt	6	506	506

Total current liabilities	2,207	2,575	2,488

Long-term debt, net	3,137	3,141	2,276
Deferred property incentives, net	503	500	506
Other liabilities	328	319	343

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 208.6, 207.6 and 219.8 shares issued and outstanding	1,557	1,484	1,362
Retained earnings	570	517	800
Accumulated other comprehensive loss	(44)	(45)	(28)

Total shareholders’ equity	2,083	1,956	2,134

Total liabilities and shareholders’ equity	$8,258	$8,491	$7,747

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Quarter Ended
	4/28/12	4/30/11
Operating Activities
Net earnings	$149	$145
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	101	86
Amortization of deferred property incentives and other, net	(18)	(14)
Deferred income taxes, net	-	1
Stock-based compensation expense	13	11
Tax benefit from stock-based compensation	13	7
Excess tax benefit from stock-based compensation	(14)	(8)
Provision for bad debt expense	13	25
Change in operating assets and liabilities:
Accounts receivable	(6)	4
Merchandise inventories	(204)	(143)
Prepaid expenses and other assets	2	(2)
Accounts payable	203	154
Accrued salaries, wages and related benefits	(156)	(147)
Other current liabilities	33	52
Deferred property incentives	21	29
Other liabilities	9	9

Net cash provided by operating activities	159	209

Investing Activities
Capital expenditures	(98)	(116)
Change in restricted cash	200	-
Change in credit card receivables originated at third parties	17	30
Other, net	-	(2)

Net cash provided by (used in) investing activities	119	(88)

Financing Activities
Principal payments on long-term borrowings	(502)	(1)
Increase (decrease) in cash book overdrafts	48	(9)
Cash dividends paid	(56)	(50)
Payments for repurchase of common stock	(57)	(171)
Proceeds from issuances under stock compensation plans	47	29
Excess tax benefit from stock-based compensation	14	8
Other, net	(2)	-

Net cash used in financing activities	(508)	(194)

Net decrease in cash and cash equivalents	(230)	(73)
Cash and cash equivalents at beginning of period	1,877	1,506

Cash and cash equivalents at end of period	$1,647	$1,433

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Retail

Our Retail business includes our Nordstrom branded full-line stores and website, our Nordstrom Rack stores, and our other retail channels including HauteLook, our Jeffrey stores and our treasure&bond store. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail business for the quarter ended April 28, 2012 compared with the quarter ended April 30, 2011:

	Quarter Ended 4/28/12	% of sales[1]		Quarter Ended 4/30/11	% of sales[1]
Net sales	$2,535	100.0%		$2,229	100.0%
Cost of sales and related buying and occupancy costs	(1,561)	(61.6%	)	(1,371)	(61.5%	)

Gross profit	974	38.4%		858	38.5%
Selling, general and administrative expenses	(721)	(28.4%	)	(611)	(27.4%	)

Earnings before interest and income taxes	253	10.0%		247	11.1%
Interest expense, net	(34)	(1.3%	)	(27)	(1.2%	)

Earnings before income taxes	$219	8.7%		$220	9.9%

1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Credit

Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter ended April 28, 2012 compared with the quarter ended April 30, 2011:

	Quarter Ended
	4/28/12	4/30/11
Credit card revenues	$94	$94
Interest expense	(6)	(4)

Net credit card income	88	90
Cost of sales and related buying and occupancy costs – loyalty program	(23)	(14)
Selling, general and administrative expenses:
Operational and marketing expenses	(31)	(30)
Bad debt provision	(13)	(25)

Earnings before income taxes	$21	$21

The following table illustrates the activity in our allowance for credit losses for the quarters ended April 28, 2012 and April 30, 2011:

	Quarter Ended
	4/28/12	4/30/11
Allowance at beginning of period	$115	$145
Bad debt provision	13	25
Write-offs	(30)	(40)
Recoveries	7	5

Allowance at end of period	$105	$135

Annualized net write-offs as a percentage of average credit card receivables	4.7%	7.0%

	4/28/12	4/30/11
30+ days delinquent as a percentage of ending credit card receivables	2.3%	3.3%
Allowance as a percentage of ending credit card receivables	5.2%	6.7%

NORDSTROM, INC.

RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Return on Invested Capital (ROIC) for the 12 fiscal months ended April 28, 2012 and April 30, 2011:

We believe that ROIC is a useful financial measure for investors in evaluating our operating performance. When analyzed in conjunction with our net earnings and total assets and compared with return on assets (net earnings divided by average total assets), it provides investors with a useful tool to evaluate our ongoing operations and our management of assets from period to period. ROIC is one of our key financial metrics, and we also incorporate it into our executive incentive measures. We believe that overall performance as measured by ROIC correlates directly to shareholders’ return over the long term. For the 12 fiscal months ended April 28, 2012, our ROIC decreased to 13.1% compared with 13.6% for the 12 fiscal months ended April 30, 2011. ROIC is not a measure of financial performance under GAAP, should not be considered a substitute for return on assets, net earnings or total assets as determined in accordance with GAAP, and may not be comparable with similarly titled measures reported by other companies. The closest measure calculated using GAAP amounts is return on assets, which decreased to 8.5% from 8.8% for the 12 fiscal months ended April 28, 2012, compared with the 12 fiscal months ended April 30, 2011. The following is a comparison of return on assets to ROIC:

	12 fiscal months ended
	4/28/12	4/30/11
Net earnings	$687	$641
Add: income tax expense	431	403
Add: interest expense	141	129

Earnings before interest and income tax expense	1,259	1,173

Add: rent expense	83	66
Less: estimated depreciation on capitalized operating leases[1]	(44)	(35)

Net operating profit	1,298	1,204

Estimated income tax expense[2]	(500)	(465)

Net operating profit after tax	$798	$739

Average total assets[3]	$8,119	$7,322
Less: average non-interest-bearing current liabilities[4]	(2,104)	(1,845)
Less: average deferred property incentives[3]	(506)	(494)
Add: average estimated asset base of capitalized operating leases[5]	589	463

Average invested capital	$6,098	$5,446

Return on assets	8.5%	8.8%
ROIC	13.1%	13.6%

1Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we purchased the property. Asset base is calculated as described in footnote 5 below.

2Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended April 28, 2012 and April 30, 2011.

3Based upon the trailing 12-month average, including cash and cash equivalents.

4Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.

5Based upon the trailing 12-month average of the monthly asset base, which is calculated as the trailing 12-months rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Adjusted Debt to EBITDAR as of April 28, 2012 and April 30, 2011:

Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our current goal is to manage debt levels to maintain an investment-grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment-grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of April 28, 2012 and April 30, 2011, our Adjusted Debt to EBITDAR was 2.1.

Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:

•	Adjusted Debt is not exact, but rather our best estimate of the total company debt we would hold if we had purchased the property and issued debt associated with our operating leases;

•

EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

•	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest measure calculated using GAAP amounts is debt to net earnings, which was 4.6 for the first quarter of 2012 and 4.3 for the first quarter of 2011. The following is a comparison of debt to net earnings and Adjusted Debt to EBITDAR:

	2012[1]	2011[1]
Debt	$3,143	$2,782
Add: rent expense x 8[2]	667	525
Less: fair value hedge adjustment included in long-term debt	(69)	(27)

Adjusted Debt	$3,741	$3,280

Net earnings	687	641
Add: income tax expense	431	403
Add: interest expense, net	139	127

Earnings before interest and income taxes	1,257	1,171

Add: depreciation and amortization expenses	386	333
Add: rent expense	83	66
Add: non-cash acquisition-related charges	22	-

EBITDAR	$1,748	$1,570

Debt to Net Earnings	4.6	4.3
Adjusted Debt to EBITDAR	2.1	2.1

1The components of Adjusted Debt are as of April 28, 2012 and April 30, 2011, while the components of EBITDAR are for the 12 months ended April 28, 2012 and April 30, 2011.

2The multiple of eight times rent expense used to calculate Adjusted Debt is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Free Cash Flow for the quarters ended April 28, 2012 and April 30, 2011:

Free Cash Flow is one of our key liquidity measures, and in conjunction with GAAP measures, provides us with a meaningful analysis of our cash flows. We believe that our ability to generate cash is more appropriately analyzed using this measure. Free Cash Flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, Free Cash Flow does have limitations:

•	Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and
•	Other companies in our industry may calculate Free Cash Flow differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Free Cash Flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest GAAP measure calculated using GAAP amounts is net cash provided by operating activities, which was $159 and $209 for the quarters ended April 28, 2012 and April 30, 2011. The following is a reconciliation of our net cash provided by operating activities and Free Cash Flow:

	Quarter Ended
	4/28/12	4/30/11
Net cash provided by operating activities	$159	$209
Less: capital expenditures	(98)	(116)
Less: cash dividends paid	(56)	(50)
Add: change in credit card receivables originated at third parties	17	30
Add (Less): change in cash book overdrafts	48	(9)

Free Cash Flow	$70	$64

Net cash provided by (used in) investing activities	$119	$(88)
Net cash used in financing activities	$(508)	$(194)